Exhibit 99.1

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE

Ready Mix Inc. Reports Fourth Quarter and 2005 Results
     LAS VEGAS, NEVADA, March 8, 2006 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the fourth quarter and calendar year 2005.
Twelve Month Results
     For the twelve months ended December 31, 2005, revenue increased 14.5% to $67.7 million from $59.1 million for 2004. Net income for 2005 increased slightly to $2.5 million, or $0.93 per diluted share based on approximately 2.7 million diluted weighted average common shares outstanding. This compares to net income for 2004 of $2.4 million, or $1.20 per diluted share based on approximately 2.0 million diluted weighted average common shares outstanding.
     At December 31, 2005, RMI reported working capital of approximately $14.2 million, including cash and cash equivalents of $12.1 million, a current ratio of 2.7-to-1, and total stockholders’ equity of $24.0 million. In December 2005, Ready Mix established a new credit facility with CIT Construction of Tempe, Arizona, consisting of a $10 million capital expenditure line of credit and a $5 million revolving line of credit, a portion of which was used to retire approximately $1.5 million of term debt. Except for a few minor equipment financings, this action eliminated all of RMI’s material guarantees with its parent company, Meadow Valley Corporation (NASDAQ:MVCO).
Fourth Quarter Results
     For the three months ended December 31, 2005, RMI reported that revenue increased 18.7% to $17.1 million from $14.4 million for the fourth quarter of 2004. Gross profit declined to $1.5 million, or 8.7% of revenue, for the fourth quarter of 2005 versus $1.75 million, or 12.2% of revenue, for the same period of the prior year. Gross profit for the fourth quarter of 2005 included approximately $0.3 million in charges associated with the development of a new ready-mix plant in Las Vegas and a sand and gravel pit in Nevada, as well as approximately $0.2 million in incremental labor, fuel and materials costs that the Company expects to be able to pass through to customers in future periods as it has in the past.
     Net income for the fourth quarter of 2005 declined to $0.35 million, or $0.09 per diluted share based on approximately 3.9 million diluted weighted average common shares outstanding. This compares to net income for the fourth quarter of 2004 of $0.64 million, or $0.32 per diluted share, based on approximately 2.0 million diluted weighted average common shares outstanding.
     “2005 was a highly successful year for Ready Mix that featured record revenue and solid earnings performance even as we invested in the development of additional ready-mix batch plant sites and sand and gravel pits to position the Company for even greater success in the future. We are pleased by our progress in implementing our plan to expand our operating platform in the rapidly growing ready-mix concrete markets in Phoenix and Las Vegas,” said Chief Executive Officer Brad Larson.
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Ready Mix Inc. Reports Fourth Quarter and 2005 Results
March 8, 2006
Page Two
     “As previously announced, during the fourth quarter we opened a new ready-mix plant in southwest Las Vegas. We also initiated production at a new sand and gravel property in proximity to Las Vegas under mining rights we acquired earlier in the year, and we expect to begin operations at a second site in this area soon. Although uncapitalized up-front costs associated with these initiatives affected gross margin in the fourth quarter, we are confident that this was a trade-off well worth making since capacity expansion increases our earning power for the long run,” Larson said.
     “In addition, we moved forward in the development of a new ready-mix plant in southwest Phoenix. We have ordered and anticipate delivery and installation of equipment for this new plant in the second quarter of 2006. We also hope to complete development of a plant in southeast Phoenix later this year.”
     “A key resource for our business is ownership of mining rights or properties with reserves for future aggregate production and potentially to serve as additional ready-mix batch plant sites. Accordingly, we are always on the lookout for attractive opportunities to acquire rights to sand and gravel properties in both the Phoenix and Las Vegas areas. This will allow us to leverage our management, marketing and financial resources as we strive to continue growing the Company and building value for our shareholders,” Larson added.
     On August 24, 2005, RMI completed an initial public offering of approximately 1.8 million shares of its common stock at a price of $11.00 per share, including approximately 0.23 million shares to cover over-allotments.
Conference Call
     Ready Mix has scheduled a conference call at 11:00 a.m. EST on Thursday, March 9th. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.ReadyMixInc.com or at www.CompanyBoardroom.com. A replay will be available after 1:00 p.m. EST at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21282684 after 1:00 p.m. EST.
About Ready Mix, Inc.
     RMI has provided ready-mix concrete products to the construction industry since 1997. At December 31, 2005, RMI was operating two batch plants in the Las Vegas metro area, one in Moapa, Nevada, and two in Phoenix. The Company also operates two sand and gravel crushing and screening facilities that provide raw materials for its Las Vegas and Moapa concrete plants. RMI deploys a fleet of 146 mixer trucks to deliver its ready-mix concrete to customer job sites in Phoenix and Las Vegas.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 19, 2005.
(tables attached)
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READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Revenue	$16,932,371	$13,995,168	$66,898,161	$58,644,397
Revenue — related parties	133,077	382,453	836,263	491,261

Total revenue	17,065,448	14,377,621	67,734,424	59,135,658

Cost of revenue	15,588,722	12,627,281	60,662,744	52,508,936

Gross profit	1,476,726	1,750,340	7,071,680	6,626,722

General and administrative expenses	974,642	774,074	3,128,416	2,572,050

Income from operations	502,084	976,266	3,943,264	4,054,672

Other income (expense):
Interest income	108,058	13,098	173,574	28,637
Interest expense	(35,573)	(62,049)	(227,341)	(251,796)
Other income (expense)	14,943	3,760	31,135	(20,014)

	87,428	(45,191)	(22,632)	(243,173)

Income before income taxes	589,512	931,075	3,920,632	3,811,499
Income tax expense	(235,839)	(291,373)	(1,435,042)	(1,371,532)

Net income	$353,673	$639,702	$2,485,590	$2,439,967

Net income per common share
Basic	$0.09	$0.32	$0.94	$1.20

Diluted	$0.09	$0.32	$0.93	$1.20

Weighted average common shares outstanding
Basic	3,807,500	2,025,000	2,654,688	2,025,000
Diluted	3,853,991	2,025,000	2,681,053	2,025,000

READY MIX, INC.
CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$12,110,417	$1,424,629
Accounts receivable, net	8,502,504	6,524,504
Inventory	604,906	604,558
Prepaid expenses	1,114,001	793,017
Deferred tax asset	184,591	555,472

Total current assets	22,516,419	9,902,180
Property and equipment, net	17,049,210	12,503,497
Refundable deposits	341,165	8,108

Total assets	$39,906,794	$22,413,785

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$4,146,636	$4,043,550
Accrued liabilities	1,735,287	1,246,059
Notes payable	1,670,643	2,550,884
Obligations under capital leases	468,972	440,866
Due to affiliate	84,810	1,379,326
Income tax payable	224,514	—
Intercompany income tax allocation payable	—	1,298,367

Total current liabilities	8,330,862	10,959,052
Notes payable, less current portion	5,625,360	4,626,698
Obligations under capital leases, less current portion	254,946	723,918
Deferred tax liability	1,729,472	1,759,826

Total liabilities	15,940,640	18,069,494

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,807,500 and 2,025,000 issued and outstanding	3,808	2,025
Additional paid-in capital	17,632,465	497,975
Retained earnings	6,329,881	3,844,291

Total stockholders’ equity	23,966,154	4,344,291

Total liabilities and stockholders’ equity	$39,906,794	$22,413,785